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              (NORTH CAROLINA RAILROAD LETTERHEAD APPEARS HERE)

                                                November 22, 1995

Dear Shareholder:

We serve as the five directors and officers elected by you to the Board of Directors of the North Carolina Railroad Company. Within the past two weeks, proxy materials were mailed to you seeking your approval as shareholders of a Lease Extension Agreement with Norfolk Southern.

Each  of us  has  served  continuously  on the  Board  of  Directors  throughout exhaustive negotiations with Norfolk Southern and participated in the deliberations and evaluation of the alternatives described in the Proxy Statement.

The proposed Lease Agreement that we are now asking you to approve, after substantial deliberation and several years of negotiations, was unanimously determined by us to be in your best interest. Several shareholders have made unsubstantiated assertions that the negotiations of the Lease Agreement were unduly influenced by the State of North Carolina, and we are disturbed by unfounded assertions that the State dictated the decisions of the Board or the terms of the Lease Agreement.

Please note that in September, your Board imposed a special rule that the Lease Agreement must be approved by majority of the votes cast by the non-State shareholders (in person or by proxy) at the shareholder meeting. The Board adopted this rule, in addition to the quorum requirements for the meeting, to ensure that your vote and the votes of all other shareholders would have an effect upon approval or disapproval of the Lease Agreement.

We encourage you to evaluate the Lease Agreement on its merits after reviewing the information in the Proxy Statement, including the fairness opinion of Morgan Stanley & Co. Incorporated, and send in your proxy card as soon as possible. A duplicate proxy card and postage paid envelope is enclosed for your convenience.

If you have already mailed in your proxy card, we thank you for your prompt attention to this important matter.

Sincerely,

/s/ J. Melville Broughton, Jr.              /s/ Van Wyck Webb

/s/ Chauncey W. Lever                       /s/ Alexander H. Graham

                                            /s/ Sidney R. French


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